Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-226581 and Form S-8 No. 333- 03910 and 333-229591) of our report dated August 31, 2020, relating to the consolidated financial statements of Schmitt Industries, Inc. and subsidiaries, appearing in this Annual Report (Form 10-K) for the year ended May 31, 2020.

/s/ Moss Adams LLP

Portland, Oregon

August 31, 2020